Mail Stop 0306




April 14, 2005



Mr. Zackary S. Irani
President, Director and Chief Executive Officer
Biomerica, Inc.
1533 Monrovia Avenue
Newport Beach CA 92663

RE:	Biomerica, Inc.
	Form 10-KSB for the fiscal year ended May 31, 2004
      Filed September 10, 2004
	File No. 0-08765

Dear Mr. Irani:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
??

??

??

??

Mr. John T. Dickson
Agere Systems, Inc.
September 9, 2004
Page 1 of 3